Exhibit 99.2

August 22, 2022

E.MERGE TECHNOLOGY ACQUISITION CORP.

630 Ramona St.

Palo Alto, California 94301

Dear E.Merge Technology Acquisition Corp. Shareholder,

Over two years ago on August 4, 2020, we completed E.Merge Technology Acquisition Corp.’s IPO and began trading on NASDAQ. In all, we raised $600 million. Our thesis at the time was simple: many innovative technology companies were emerging that would have a profound impact on people’s daily lives, but the traditional IPO path for these companies was limited. We believed that effecting a business combination would provide E.Merge a unique opportunity to partner with, and take public, an innovative company in the software or internet industry and enable the E.Merge management team with 3 former public company CEOs to mentor and guide the target’s management team on its next phase of growth as a public company.

Since E.Merge’s IPO, we have been hard at work attempting to deliver on that thesis: we reviewed over 150 potential partner companies, held extensive discussions with over 70 of them, and actively engaged with six. While many of these opportunities were attractive in varying degrees, none met E.Merge’s investment criteria. As stewards of your capital, we were committed to proposing only a business combination that would represent an attractive investment opportunity and offer sustainable long-term value creation.

While we believe that SPACs will continue to play a meaningful part of the capital markets solutions for a number of high-quality private companies looking to go public, we acknowledge the unforeseen market conditions that have persisted in the SPAC markets created an unbearable headwind for E.Merge. Specifically for E.Merge, we were impact by 2 main drivers: 1) large disconnect between seller-buyer expectations with sellers anchored by previous valuation rounds in a significantly different valuation environment that pushed some potential partners to delay their public market debut, 2) high SPAC redemption rates and effectively closed common stock PIPE market that led to significant deal uncertainty. Accordingly, the E.Merge board has determined to liquidate E.Merge and to return to you the funds in the trust account.

We are deeply disappointed that we have not been able to deliver to you a business combination with a sustainable high-quality company at an attractive valuation, and believe that liquidating E.Merge and returning your capital is in the best interests of E.Merge and its shareholders.

We are sincerely thankful for your support and patience over the past two years and we hope to find an opportunity to earn your support again in the future.

Sincerely,

Steve Singh, Chairman

Jeff Clarke, Co-Chief Executive Officer and Chief Financial Officer

Guy Gecht, Co-Chief Executive Officer